Exhibit 99

     OMI Corporation Announces 2003 Second Quarter Results


    STAMFORD, Conn.--(BUSINESS WIRE)--July 23, 2003--OMI Corporation (NYSE:OMM) a major international tanker owner and operator today reported net income for the second quarter ended June 30, 2003 of $25,440,000 or $0.33 basic and diluted earnings per share ("EPS") for the second quarter 2003 compared to net income of $1,832,000 or $0.03 basic and diluted EPS for the second quarter 2002.
    For the six months ended June 30, 2003, net income was $51,168,000 or $0.67 basic and $0.66 diluted EPS compared to net income of $2,209,000 or $0.03 basic and diluted EPS for the six months ended June 30, 2002.
    Revenue of $77,926,000 for the three months ended June 30, 2003 increased $29,737,000 or 62 percent compared to revenue of $48,189,000 for the three months ended June 30, 2002. Revenue of $161,711,000 for the six months ended June 30, 2003 increased $69,176,000 or 75 percent compared to revenue of $92,535,000 for the six months ended June 30, 2002.
    Net income without gains and losses on dispositions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While Net income without gains and losses on dispositions is frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income without gains and losses on dispositions should not be considered an alternative to net income or other measurements under generally accepted accounting principles. The following table is a reconciliation of Net income to Net income without gains and losses on dispositions for the six months ended June 30, 2003 compared to the six months ended June 30, 2002:


                                             Basic             Basic
For The Six Months Ended June 30,    2003     EPS       2002    EPS
                                  -------- --------- -------- --------
(in thousands, except
per share data)
Net Income                        $51,168     $0.67   $2,209    $0.03

Add :
Loss on disposal of assets          3,215      0.04      289        -
Loss on disposal of investments         -                547     0.01

                                  -------- --------- -------- --------
                                  $54,383     $0.71   $3,045    $0.04
                                  ======== ========= ======== ========

    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer of the Company commented that "We are pleased with the results of the second quarter. The first half generated the largest amount of net income in our history, excluding gains and losses from sales of assets. We have continued to grow the Company with modern double-hull vessels, while strengthening the balance sheet, increasing long term contract revenue, reducing borrowing costs and maintaining a competitive operating cost structure.
    "Normally, tanker rates are weak in the second quarter and much of the third quarter. We did not experience the weakness in the second quarter this year. Tanker rates have fallen in the last month to more normal summer rates, albeit significantly higher than the same period last year. Historically, rates start their upward swing in late summer and strengthen into winter. If the pattern repeats, 2003 should be an excellent year."

    RECENT ACTIVITIES

    Highlighted below are our second quarter and most recent 2003 third quarter activities:

    -- In 2003, time charter equivalent ("TCE") rates for OMI's Suezmax fleet and product carrier fleet have shown significant improvement over the comparable second quarter and year to date ("YTD") 2002 periods. Improvement in average spot rates began in the fourth quarter 2002 and continued in the first and second quarter of 2003. In mid-July 2003 rates have softened compared to second quarter average spot rates; however, they are still stronger than last year.

    -- TCE revenue (voyage revenue less voyage expenses from vessels operating in the spot market) is used for TCE rate calculations as a measure of analyzing fluctuations in voyage revenue between financial periods and as a method of equating revenue generated from a voyage charter to time charter revenue. The following table reflects the improvement in average daily TCE rates earned in the spot market during the second quarter 2003 and YTD 2003 as compared to the same periods in 2002:


   Major Vessel
   Categories on  2nd Qtr. 2nd Qtr.    %       YTD      YTD      %
        Spot        2003     2002    Change   2003     2002    Change
   -------------  -------- -------- -------- ------   ------  --------
Suezmax Tankers   $38,053   $17,833     113% $41,732  $16,330     156%
Product Carriers  $13,449    $8,826      52% $13,336   $8,270      61%


    -- During April 2003, we took delivery of a 70,297 deadweight ("dwt") newbuilding, the OTTAWA, which began a five-year time charter upon delivery. A sister ship, the TAMAR, will be delivered in July 2003 and also begins a five-year time charter upon delivery. These vessels were financed under a bank facility in the amount of $64,800,000 with an interest rate of LIBOR plus a margin of 0.90%.

    -- During 2003, as a result of OMI's financial strength, we amended various loan agreements resulting in more favorable margins and flexible terms.

    -- During June 2003, OMI exercised an option for a fourth 37,000 dwt 1A ice-class product carrier. These four ships (three with five-year time charters) are scheduled to be delivered between March and November 2004.

    -- During June 2003, OMI agreed to purchase two 2000 built double-hull Suezmax tankers for an aggregate of $98,500,000 to be delivered in August 2003. OMI will issue two million shares of OMI common stock at $6.00 per share (valued at $12,000,000) and pay $86,500,000 in cash, of which $68,775,000 will be financed.

    -- During April and May 2003, we sold two 1984 built single-hull product carriers.

    Time Charter Equivalent Revenue

    Our fleet is concentrated primarily into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. TCE revenue comprises time charter revenue ("TC revenue") and voyage revenue less voyage expenses from vessels operating in the spot market. TC revenue is revenue earned by vessels under contract for a specific period in time with duration usually greater than one year. The Company earned TCE revenue of $66,390,000 for the three months and $137,860,000 for the six months ended June 30, 2003. During the second quarter 2003, 43 percent or $28,743,000 of OMI's TCE revenue was earned by vessels operating on long-term time charters and 38 percent or $52,840,000 of OMI's TCE revenue was earned by long-term time charters for the six months ended June 30, 2003. The percent of TC revenue to total TCE revenue declined in 2003 from 57 percent for the 2002 periods because the spot market was stronger in 2003. There was an increase of 118 percent or $20,316,000 in TCE revenue earned in the spot market during the three months and 159 percent or $52,131,000 during the six months ended June 30, 2003 compared to the three and six months ended June 30, 2002. There was, however, $5,917,000 and $9,317,000 more earnings from TC revenue during the three and six months ended June 30, 2003, respectively, compared to the same periods in 2002.
    Our business strategy is to blend long-term contract revenue at attractive rates with the ability to capture earnings upswings in rising spot markets with the Suezmax tanker fleet, certain of our product carriers, Panamaxes, ULCC and from profit sharing arrangements (five of the product carriers on time charter). Currently 21 vessels of our 37 vessels operate on time charters. However, the majority of our tonnage (approximately 70.3 percent), including all of our Suezmaxes, operates in the spot market, giving us the ability to take advantage of increases in rates. All of our contracts that have profit sharing arrangements have a floor rate and profit sharing without a cap. In 2004, three more vessels with profit sharing arrangements will be delivered. These profit sharing arrangements enable us to take advantage of upturns in the markets while protecting our downside.
    The following table compares TC revenue earned for the three and six months ended June 30, 2003 to the three and six months ended June 30, 2002 in thousands of dollars and as a percent of Total TCE revenue in each of the 2003 and 2002 periods:


                     For The                     For The
                   Three Months                 Six Months
                  Ended June 30,      Net     Ended June 30,     Net
TC Revenue       2003      2002      Change     2003     2002   Change
------------------------ ---------- -------- -------- -------- -------
Crude Oil Fleet  $2,988     $2,948      $40   $5,878   $5,830     $48
Product Carrier
 Fleet           25,755     19,878    5,877   46,962   37,693   9,269
               --------- ---------- -------- -------- -------- -------
Total           $28,743    $22,826   $5,917  $52,840  $43,523  $9,317
               ========= ========== ======== ======== ======== =======

% of TC Revenue
 to Total
 TCE Revenue         43%        57%               38%      57%

    The following table compares spot TCE revenue earned for the three and six months ended June 30, 2003 to the three and six months ended June 30, 2002 in dollars and as a percent increase in spot revenue in 2003:


                     For The                     For The
                   Three Months                 Six Months
                  Ended June 30,     Net     Ended June 30,     Net
(in thousands)     2003      2002   Change     2003     2002   Change
                -------- --------- -------- -------- -------- --------
Spot Revenue for
 Operating Fleet
Crude oil Fleet $32,342   $12,697  $19,645  $71,583  $23,539  $48,044
Product Carrier
 Fleet            5,185     4,514      671   13,390    9,303    4,087
                -------- --------- -------- -------- -----------------
Total           $37,527   $17,211  $20,316  $84,973  $32,842  $52,131
                ======== ========= ======== ======== =================
% increase in
 spot revenue in
 2003                                  118%                       159%


    The contracted time charter revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing of $2.8 million earned by two vessels for the six months ended June 30, 2003 and $4.4 million for profit sharing earned by five vessels is included for 2002 Actual. Projected requirements for off hire relating to drydock are included. The following reflects our contracted TC revenue through 2007.


            2000   2001   2002
            Actual Actual Actual  2003    2004   2005   2006   2007
            ------ ------ ------ ------- ------- ------ ------ ------
(In millions)
TC Revenue  $16.3  $43.5  $90.4  $108.1  $101.2  $51.2  $33.7  $24.6
 Number of
 Vessels (a)    5     14     17    20(b)  14 (c)  9 (d)  5 (e)  5 (f)

    (a) Number of vessels at the end of each year.

    (b) During 2003, one time charter terminates and four newbuildings begin time charters.

    (c) 24 vessels operate on time charters during 2004 (including three vessels that will begin time charters upon delivery); assuming no extensions, 10 vessels complete time charter contracts during the year.

    (d) 14 vessels operate on time charters during 2005; assuming no extensions, 5 vessels complete time charters.

    (e) 9 vessels operate on time charters during 2006; assuming no extensions, 4 vessels complete time charters.

    (f) Two of the vessels will complete their time charters in 2008 and three will complete time charters in 2009.

    Note: TC revenue is the amount contracted to date in the table above and does not include projections other than for expected delivery dates of newbuildings and off-hire relating to drydock. We intend to time charter the vessels which have time charters expiring 2004-2007 at opportunistic times.

    Capital Expenditures

    2003 Drydocks

    We anticipate drydocking approximately six vessels during the second half of 2003 (two vessels completed drydocks during the second quarter of 2003). The estimated aggregate cost of the remaining six drydocks is $3,115,000, and the vessels will incur approximately 125 off-hire days. Currently we plan to drydock three product carriers in the third quarter for an aggregate of 66 days with a projected cost of $1,765,000 and two product carriers and one handysize crude oil carrier in the fourth quarter for an aggregate of 59 days with a projected cost of $1,350,000. The following is a breakdown of the estimated drydock cost (in thousands) for the second half of 2003 and allocation of off-hire days by vessel type and charter type (Spot or TC):


                                 Number of Days         Cost
                                 --------------      --------
  Clean:
  ------
  Handymax and Handysize-TC            88              $2,035
  Handysize (single hull)-Spot         22                 630

  Crude:
  ------
  Handysize-TC                         15                 450
                                     ----              ------
  Total                               125              $3,115
                                     ====              ======

    Capital Expenditures for Vessel Acquisitions

    OMI has commitments to purchase five product carriers currently under construction, four of which begin time charters upon delivery, and two 2000 built Suezmax tankers. Construction and delivery payments in the two remaining quarters of 2003 will aggregate approximately $113,951,000 ($77,850,000 to be paid for the two Suezmax vessels in August 2003, $27,659,000 to be paid in the third quarter, which includes the delivery of a vessel and $8,442,000 in the fourth quarter for product carriers) and approximately $87,234,000 in aggregate will be paid in 2004 for the remaining four product carriers. Bank financing will provide most of the amounts to be paid.

    MARKET OVERVIEW

    Suezmax Tanker Overview

    The gain in the tanker market which began last fall continued in the second quarter of 2003, and the average TCE rate for Suezmax tankers in the West Africa to U.S. trade, though lower than the preceding quarter, was more than double the rate prevailing during the same quarter a year ago and the highest level for this period since at least 1990. In addition, the average rate in the first half of 2003 was the highest level for this period since at least 1990. The crude tanker market strength has been the result of several factors which more than offset an increase in the world tanker fleet - higher world oil demand due to improvement in world economic activity, a continuing tight U.S. natural gas market that has resulted in oil being substituted for gas, higher consumption by Japanese utilities caused by delays in the return of their nuclear power plants, and higher long-haul Middle East OPEC production to replace the persistent shortfall of oil production in Venezuela, at a time of very low oil inventory levels. Freight rates in the crude oil tanker market have decreased early in the third quarter due to the usual summer tanker market slowdown.
    Total commercial crude oil and petroleum products inventories in the Atlantic basin (the United States and Western Europe) at the end of June 2003 were about 184 million barrels, or 9.5% below the year earlier level, well below the average of the last 5 years and at the lowest level since at least 1990, notwithstanding the recent large upward oil inventory revision by the International Energy Agency
(IEA). Oil inventories are expected to be below last year's levels throughout 2003. The expected low oil inventory level at a time of increasing oil demand is expected to provide support to the tanker market later in the year.
    The average OPEC oil production in the second quarter 2003 totaled about 26.2 million barrels per day ("b/d"), up by 1.3 million b/d compared to the same period last year with most of the gain in the long-haul Middle East. OPEC oil production is expected to average about 26.7 million b/d in the current quarter, about one million b/d higher than the same period of last year. With Iraqi oil not expected to return to pre-war levels soon and Venezuela's oil production below last November's pre-strike level, oil production from the long-haul Middle East is expected to continue at a relatively high level for the foreseeable future.
    The world tanker fleet totaled 289.4 million dwt at the end of the second quarter 2003, up by about 9.7 million dwt or 3.5% from the year-end 2002 level. The tanker orderbook totaled about 71.8 million dwt, or 24.8% of the existing fleet at the end of June 2003. Approximately 15.8 million dwt are for delivery in the balance of 2003, 25.5 million dwt in 2004 and most of the balance in 2005. The tanker orderbook includes 63 Suezmaxes of about 9.8 million dwt or 26.5% of the existing internationally trading Suezmax tanker fleet.
    At the end of the second quarter 2003, approximately 53.9 million dwt or 18.6% of the total tanker fleet was 20 or more years old, including 25.1 million dwt or 8.7% of the fleet which was 25 or more years old. Furthermore, 24 Suezmaxes were 20 or more years old, including 15 of which were 25 or more years old.
    Tanker sales for scrap and for Floating Storage Offloading conversion increased in the second quarter and total about 11.5 million dwt thus far in 2003, or an annual rate of about 22 million dwt. These scrappings include six Suezmaxes and 22 VLCCs. Tanker scrappings are likely to be high in the next few years given the age profile of the tanker fleet and stricter regulations.
    As a result of the recent sinking of the 26 year old aframax tanker Prestige and the extensive pollution of a substantial portion of the Spanish coast, the European Parliament has approved the following proposals:

    -- To ban from European ports single-hull tankers carrying heavy fuel oil, heavy crude oil, bitumen and tar.

    -- To accelerate the phase-out of single-hull tankers, prior to the timetable set forth in the April 2001 IMO regulation. This means that single hull tankers without segregated ballast tanks will be banned from European Union (EU) ports when they are 23 years old, beginning in 2003, or in 2005 at the latest, and all single-hulled tankers will be banned from EU trades by 2010.

    -- Tankers with only double sides or double bottoms will be allowed to operate in European ports after 2010 but not beyond the anniversary of the date of delivery of the ship in 2015 or the date on which the vessel reaches 25 years, whichever is the earlier date.

    --  All single-hull tankers shall comply with the Condition
        Assessment Scheme (CAS) from the age of 15 years, beginning in 2005. The CAS is required to be carried out every two and a half years through stringent inspections specifically developed to detect structural weaknesses of tankers.

    These proposals are expected to be adopted by the European Council of Ministers soon and to come into force in September 2003. In addition, the EU forwarded these proposals to all IMO member states for review before the Maritime Environment Protection Committee which was held between July 14-18, 2003. That committee is to meet again late in 2003 to consider the proposals. At the end of June 2003, there were 127.7 million dwt tankers or 44% of the total tanker fleet, which would be affected by these proposals.

    Product Tanker Overview

    The product tanker market improvement which began in the last two months of last year continued through the second quarter of 2003 and the average TCE for handysize product tankers in the Caribbean was about the same as in the preceding quarter and 40% higher compared to the second quarter a year ago. The improvement was the result of increasing world oil demand and low oil inventories in the Atlantic Basin, that have resulted in increased long-haul voyages of product tankers, notwithstanding a substantial increase of the world product tanker fleet. Freight rates in the product tanker market have softened thus far in the third quarter due to the usual summer product tanker market slowdown.
    The world product tanker fleet totaled about 51.4 million dwt at the end of the second quarter 2003, up about 5.1% from the year-end 2002 level. The product tanker orderbook for delivery over the next few years totals about 20.8 million dwt, or about 40.5% of the existing product tanker fleet at the end of June 2003. Approximately
4.5 million dwt are for delivery in the balance of 2003, 8.1 million dwt in 2004 and most of the balance in 2005. At the end of June 2003,
11.2 million dwt or 21.8% of the existing fleet was 20 or more years old. It seems that the product tanker fleet will grow substantially, given the high orderbook for delivery in the next few years, unless scrappings accelerate.
    For the balance of 2003, tanker rates are expected to be supported by the following; (1) seasonally higher world oil demand in the second half of the year, (2) unusually low commercial oil inventories in the U.S. and Western Europe, (3) the potential for continued fuel switching from gas to oil in the United States, (4) the possible continuation of oil supply disruptions due to political instability in short-haul oil producers Venezuela and Nigeria being replaced by the long haul Middle East oil and (5) the likelihood of the stricter tanker regulations in the European Union, which are expected to accelerate the phase out of single hull tankers trading in EU Ports, beginning in September 2003.

    FLEET REPORT

    OMI's fleet currently comprises 37 vessels aggregating approximately 2.8 million dwt, consisting of eight Suezmaxes, including two chartered-in, three Panamax tankers carrying crude oil, 23 handysize, handymax and Panamax product carriers, including one chartered-in, two handysize crude oil tankers and one ultra large crude carrier ("ULCC").
    During January, March and April 2003, we took delivery of two handymax newbuildings, the MOSELLE and the ROSETTA and one Panamax newbuilding the OTTAWA. Currently there are three vessels chartered-in; the OLIVER JACOB, whose charter expires June 2010, the MAX JACOB, whose charter expires December 2006 and the JAG PRATAP, whose charter expires October 2003.
    The following table of OMI's Fleet includes, wholly owned vessels, chartered-in vessels (designated "(A)" in the table) and vessels to be acquired:


                   Type of        Year                   Charter
Name of Vessel     Vessel         Built     Dwt         Expiration
----------------------------------------------------------------------
CRUDE OIL FLEET:
----------------
SETTEBELLO      ULCC              1986      322,466        SPOT
SOMJIN          Suezmax           2001      160,183        SPOT
DELAWARE        Suezmax           2002      159,452        SPOT
DAKOTA          Suezmax           2002      159,435        SPOT
SACRAMENTO      Suezmax           1998      157,411        SPOT
PECOS           Suezmax           1998      157,406        SPOT
SABINE          Suezmax           1998      157,332        SPOT
OLIVER JACOB (A)Suezmax           1999      157,327        SPOT
MAX JACOB (A)   Suezmax           2000      157,327        SPOT
ELBE            Panamax           1984       66,800        SPOT
NILE            Panamax           1981       65,755        SPOT
VOLGA           Panamax           1981       65,689        SPOT
TANDJUNG AYU    Handysize         1993       36,362       May-05
BANDAR AYU      Handysize         1993       36,345       Jul-05
                                       -------------
                                          1,859,290
                                       -------------
CLEAN FLEET:
----------------
OTTAWA          Panamax           2003       70,297       Apr-08
NECHES          Handymax          2000       47,052       Sep-04
SAN JACINTO     Handymax          2002       47,038       Mar-05
MOSELLE         Handymax          2003       47,037       Jan-06
GUADALUPE       Handymax          2000       47,037       Nov-04
AMAZON          Handymax          2002       47,037       Jan-05
ROSETTA         Handymax          2003       47,015       Mar-06
JAG PRATAP (A)  Handymax          1995       45,693       Oct-03
ORONTES         Handysize         2002       37,383       Mar-05
OHIO            Handysize         2001       37,278       Dec-04
ASHLEY          Handysize         2001       37,270       Nov-04
MARNE           Handysize         2001       37,230       Sep-04
TRINITY         Handysize         2000       35,834       Oct-06
MADISON         Handysize         2000       35,828       Sep-06
RHONE           Handysize         2000       35,775       Apr-04
CHARENTE        Handysize         2001       35,751       Sep-04
ISERE           Handysize         1999       35,438       Sep-04
SEINE           Handysize         1999       35,407       Jul-04
SHANNON         Handysize         1991       29,999        SPOT
RACER           Handysize         1989       29,998        SPOT
RAIN            Handysize         1990       29,998        SPOT
SEVERN          Handysize         1988       29,998        SPOT
ALMA            Handysize         1988       29,996       Jul-04
                                       -------------
                                            911,389
                                       -------------
Total Current
 Fleet                                    2,770,679
                                       -------------


Vessels to be Acquired:
                         Type of   Year Date To Be           Charter
Name of Vessel           Vessel   Built Delivered    Dwt    Expiration
----------------------------------------------------------------------

Secondhand Vessels:
HUDSON                   Suezmax   2000     Aug-03  149,999       SPOT
POTOMAC                  Suezmax   2000     Aug-03  149,999       SPOT
                                                  ----------
                                                    299,998
                                                  ----------
Vessels Under Construction:
TAMAR                    Panamax            Jul-03   70,100     Jul-08
LOIRE                    Handysize          Mar-04   37,000     Mar-09
GARONNE                  Handysize          Apr-04   37,000     Apr-09
SAONE                    Handysize          Aug-04   37,000     Aug-09
GANGES                   Handysize          Nov-04   37,000       SPOT
                                                  ----------
                                                    218,100
                                                  ----------
Total Vessels to be Acquired                        518,098
                                                  ----------

Total with Vessels to be Acquired                 3,288,777
                                                  ==========


    FINANCIAL INFORMATION

    RESULTS

    The following table summarizes OMI Corporation's results of operations for the three and six months ended June 30, 2003 compared to the three and six months ended June 30, 2002.


(In thousands, except per  For The Three Months   For The Six Months
 share data)                    Ended June 30,      Ended June 30,
 (Unaudited)                    2003      2002          2003     2002
                           ---------- --------- ------------- --------
Voyage revenues              $77,897   $48,140      $161,594  $92,486
Voyage expenses               11,507     8,101        23,734   16,112
                           ---------- --------- ------------- --------
Time charter equivalent
 revenue                      66,390    40,039       137,860   76,374
Other revenue                     29        49           117       49
Vessel expenses and charter
 hire expense                 19,172    17,809        39,117   35,153
Depreciation and
 amortization                 12,335    10,492        24,434   20,640
General and administrative
 expenses                      3,993     3,293         8,527    6,579
Loss on disposal of assets
 (1)                               -         -         3,215      289
                           ---------- --------- ------------- --------
Operating income              30,919     8,494        62,684   13,762
                           ---------- --------- ------------- --------

Interest expense              (5,572)   (6,244)      (11,702) (11,733)
Interest income                   93       232           186      420
Loss on disposal of
 investments  (2)                  -      (650)            -     (547)
Benefit for income taxes
 (3)                               -         -             -      307
                           ---------- --------- ------------- --------
Net  income                  $25,440    $1,832       $51,168   $2,209
                           ========== ========= ============= ========

Basic earnings  per share      $0.33     $0.03         $0.67    $0.03
Diluted  earnings  per
 share                         $0.33     $0.03         $0.66    $0.03

Weighted average shares
 outstanding-basic            76,846    70,279        76,841   70,264
Weighted average shares
 outstanding-diluted          77,123    70,508        77,051   70,475
Adjusted EBITDA (4)          $43,254   $18,986       $90,333  $34,691

(1) The 2003 loss of $3,215,000 resulted from the sale of two 1984 built product carriers. Both vessels were sold in the second quarter 2003. The 2002 loss on disposal of $289,000 resulted from the loss on disposal of a 1988 built product carrier, which was sold in April 2002.

(2) The 2002 net loss on disposal of investments resulted primarily from the writedown of two investments offset partially by the gain from the sale of a marketable security.

(3) The 2002 Benefit for income taxes represents a reversal of an accrual for taxes provided for at the time of the spin-off in 1998. All tax years through the time of the spin-off of the Company in 1998 have been closed.

(4) Adjusted EBITDA is presented to provide additional information with respect to the Company's ability to satisfy debt service, capital expenditure and working capital requirements. While Adjusted EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Adjusted EBITDA should not be considered an alternative to net income or other measurements under generally accepted accounting principles. The following table is a reconciliation of Net Income to Adjusted EBITDA.


                               For The Three Months For The Six Months
RECONCILIATION TO                  Ended June 30,      Ended June 30,
 ADJUSTED EBITDA                   2003     2002       2003     2002
----------------               -------------------- ------------------
(In thousands) (Unaudited)
Net income                        $25,440   $1,832   $51,168   $2,209
Plus (Minus):
Depreciation and amortization      12,335   10,492    24,434   20,640
Loss on disposal of assets              -        -     3,215      289
Interest expense                    5,572    6,244    11,702   11,733
Interest income                       (93)    (232)     (186)    (420)
 Loss on disposal of investments        -      650         -      547
Benefit for income taxes                -        -         -     (307)
                                  -------- -------- --------- --------
Adjusted EBITDA                   $43,254  $18,986   $90,333  $34,691
                                  ======== ======== ========= ========

    TCE revenue, which is voyage revenue less voyage expenses and time charter revenue, of $66,390,000 increased $26,351,000 for the three months ended June 30, 2003 from $40,039,000 earned for the three months ended June 30, 2002. Increases in TCE revenue during the second quarter of 2003 compared to the second quarter of 2002 were attributed primarily to the improvement in spot rates in 2003, in addition to increases resulting from more operating days for five vessels acquired and one vessel chartered-in. The total fleet net increase in operating or TCE revenue earning days was 349 days (174 days for the Clean Fleet and 175 days for the Crude Oil Fleet) during the second quarter 2003 compared to the second quarter 2002.
    TCE revenue of $161,594,000 increased $69,108,000 for the six months ended June 30, 2003 from $92,486,000 earned for the six months ended June 30, 2002. The total fleet net increase in operating or TCE revenue earning days was 888 days (533 days for the Clean Fleet and 355 days for the Crude Oil Fleet) during the six months ended June 30, 2003 compared to the same period in 2002. Increases in TCE revenue during the 2003 periods compared to the 2002 periods are the same explanations as the quarter and are explained in more detail as follows:

    -- the Suezmax fleet by $16,249,000 for the three months and $40,712,000 for the six months ended June 30, 2003. Increases in TCE revenue in this fleet resulted from revenue earned by two vessels acquired in the fourth quarter 2002 aggregating 182 more operating days in the second quarter and 362 more days for the six months ended June 30, 2003. Additionally, average daily TCE's increased significantly, from $17,833 per day for the second quarter 2002 compared to $38,053 per day in 2003. The average daily TCE for the six months ended June 30, 2002 was $16,330 compared to the six months ended June 30, 2003 average of $41,732 per day.

    -- the product carriers operating on time charters by $5,877,000 for the three months and $9,269,000 for the six months ended June 30, 2003, resulting from 248 more operating days in the second quarter of 2003 and 454 more operating days for the six months ended June 30, 2003 compared to the 2002 periods. Increased operating days were attributed to the delivery of three newbuildings in January, March and April 2003, more operating days from the three newbuildings delivered January and March 2002 and additional days from the chartered in product carrier that began a time charter in April 2003.

    -- the Panamax vessels by $2,545,000 for the three months and $4,829,000 for the six months ended June 30, 2003 because of a significant improvement in spot rates which averaged $23,199 per day in the second quarter of 2003 and $21,545 per day for the six months ended June 30, 2003 compared to $12,977 per day for the second quarter 2002 and $12,250 per day for the six months ended June 30, 2002,

    -- the product carriers operating in the spot market by $671,000 for the three months because of increase in spot rates offset by a decline due to the sale of two vessels in the second quarter 2003 and $4,087,000 for the six months ended June 30, 2003 because of higher rates earned by our vessels (combined with additional earnings from the vessel chartered-in last October until its time charter that started in April 2003). Average daily TCE's increased from $8,826 per day in the second quarter 2002 compared to $13,449 per day average second quarter 2003. The average daily TCE for the six months ended June 30, 2002 was $8,270 compared to the six months ended June 30, 2003 average of $13,336 per day.

    -- the ULCC TCE revenues by $851,000 for the three months and $2,503,000 for the six months ended June 30, 2003 because the vessel earned time charter revenue in 2003 which averaged $7,540 per day in the second quarter 2003 and $11,323 per day for the six months ended June 30, 2003 compared to a loss during the second quarter and six months ended June 30, 2002 due to a significant amount of days the vessel was unemployed. The ULCC completed a short-term time charter in May 2003 and subsequently operated in the spot market incurring some periods of waiting/slow steaming days.

    Vessel expenses and charter hire expense increased $1,363,000 for the three months and $3,964,000 for the six months ended June 30, 2003. Vessel expenses on a consolidated basis did not fluctuate materially. Charter hire expense increased $1,505,000 for the three months and $3,116,000 for the six months ended June 30, 2003 primarily as a result of a product carrier chartered in during October 2002, in addition to increased charter hire expense for the vessel chartered-in during June 2002 after the sale leaseback. Depreciation and amortization expense increased $1,843,000 and $3,794,000 during the three and six months ended June 30, 2003, respectively, because of the acquisition of vessels and amortization for drydock expense for drydocks performed in 2002 and 2003.

    OTHER FINANCIAL INFORMATION

    The following table is OMI's Condensed Balance Sheets as of June 30, 2003 and December 31, 2002:


CONDENSED BALANCE SHEETS                     June 30,   December 31,
(In thousands)                                2003          2002
                                           ------------ -------------
                                            (Unaudited)

Cash and cash equivalents                      $24,831       $40,890
Other current assets                            24,612        27,928
Vessels and other property-net                 930,107       864,953
Construction in progress (newbuildings)         26,734        37,857
Other assets                                    26,329        17,993

                                           ------------ -------------
Total assets                                $1,032,613      $989,621
                                           ============ =============

Current portion of long-term debt (1)          $12,965       $32,602
Other current liabilities                       29,432        28,135
Long-term debt (1)                             488,242       477,959
Other liabilities                               11,943        13,103
Total stockholders' equity                     490,031       437,822

                                           ------------ -------------
Total liabilities and stockholders' equity  $1,032,613      $989,621
                                           ============ =============

(1) As of June 30, 2003, the available debt undrawn under credit facilities was $64,193,000; currently, approximately $80,000,000 of debt is available.

    The following table is OMI's Condensed Cash Flows for the six months ended June 30, 2003 and 2002:


CONDENSED CASH FLOWS              For The Six Months Ended June 30,
 (In thousands) (Unaudited)       2003          2002         Change
                               ------------ ------------- ------------

Provided (used) by:
Operating Activities               $83,931       $24,573      $59,358
Investing Activities               (86,931)      (35,398)     (51,533)
Financing Activities               (13,059)       27,577      (40,636)

                               ------------ ------------- ------------
Net (Decrease ) Increase in
 Cash and Cash Equivalents         (16,059)       16,752      (32,811)
Cash and Cash Equivalents at
 the Beginning of the Year          40,890        17,730       23,160
                               ------------ ------------- ------------
Cash and Cash Equivalents at
 the End of the Period             $24,831       $34,482      $(9,651)
                               ============ ============= ============

    FINANCIAL ITEMS

    Interest expense during the three months ended June 30, 2003 decreased $672,000 compared to the three months ended June 30, 2002 and decreased $31,000 during the six months ended June 30, 2003 compared to the six months ended June 30, 2002. The decrease was primarily a result of lower interest rate margins negotiated in 2003 and interest on debt fixed by interest rate swaps as well as lower LIBOR rates. Interest expense was less in 2003 despite the increase in the average outstanding debt for the second quarter 2003 of $38,423,000 from the second quarter 2002 average debt balance of $479,288,000 and increase of $45,089,000 for the six months ended June 30, 2003 from the 2002 six month average debt balance of $465,528,000. Debt increased in 2003 due to additional borrowings for acquisitions above that of the repayments from the disposal of vessels.
    The Company currently has approximately $80,000,000 available under two lines of credit.
    The Company's debt to total capitalization at June 30, 2003 was 51 percent and net debt to total capitalization was 50 percent (net debt is total debt less cash and cash equivalents and net capitalization is total debt plus stockholders' equity less cash and cash equivalents).

    RESULTS BY FLEET

    The following discussion of Vessel Operating Income (TCE revenue less vessel expenses, charter hire expense and depreciation and amortization) for the crude and clean segments excludes Loss on disposal of assets and General and administrative expenses.
    Crude Oil Fleet-Vessel Operating income increased $17,501,000 for the three months and $43,652,000 for the six months ended June 30, 2003. The net increase in Vessel Operating Income during 2003 was primarily attributable to an increase in the Suezmax and Panamax TCE revenue resulting from improved spot rates in addition to increased earnings for the two Suezmaxes delivered in September and October 2002.


 BREAKDOWN BY FLEET
 ------------------
 In thousands, except daily rates
 & expenses, number of vessels and
 operating days
                                       For The Three Months
                                           Ended June 30,       Net
 CRUDE FLEET:                             2003      2002      Change
                                      ----------- --------- ----------
 Suezmaxes:
  TCE revenue                            $25,914    $9,665    $16,249
                                      ----------- --------- ----------
  Vessel expenses                          3,014     2,125        889
  Charter hire expense                     4,546     4,294        252
  Depreciation and amortization            3,309     2,131      1,178
                                      ----------- --------- ----------
  Vessel Operating Income                $15,045    $1,115    $13,930
                                      =========== ========= ==========

  Average daily TCE (Spot)               $38,053   $17,833    $20,220
  Average daily  vessel  expense (3)      $5,520    $4,917       $603

 Average number of vessels for the
  period * (1), (2)                            8         6          2
  Number of  TCE revenue days  (Spot)        688       542        146

 ULCC:
  TCE revenue                               $686     ($165)      $851
                                      ----------- --------- ----------
  Vessel expenses                            327       406        (79)
  Depreciation and amortization              504       526        (22)
                                      ----------- --------- ----------
  Vessel Operating (Loss) Income           ($145)  ($1,097)      $952
                                      =========== ========= ==========

  Average daily TCE                       $7,540   ($1,814)    $9,354
  Average daily  vessel  expense  (3)     $3,593    $4,462      ($869)

 Average number of vessels for the
  period                                       1         1          -
  Number of  TCE revenue days                 91        91          -

  Panamaxes:
  TCE revenue                             $5,742    $3,197     $2,545
                                      ----------- --------- ----------
  Vessel expenses                          1,675     1,723        (48)
  Depreciation and amortization            1,449     1,255        194
                                      ----------- --------- ----------
  Vessel Operating Income                 $2,618      $219     $2,399
                                      =========== ========= ==========

  Average daily TCE                      $23,199   $12,997    $10,202
  Average daily  vessel  expense  (3)     $6,136    $6,311      ($175)

 Average number of vessels for the
  period                                       3         3          -
  Number of  TCE revenue days                247       246          1

 Handysize Crude Oil Carriers-on time
  charter:
  TCE revenue                             $2,988    $2,948        $40
                                      ----------- --------- ----------
  Vessel expenses                            461       641       (180)
  Depreciation and amortization              714       714          -
                                      ----------- --------- ----------
  Vessel Operating Income                 $1,813    $1,593       $220
                                      =========== ========= ==========

  Average daily TCE                      $16,420   $16,200       $220
  Average daily  vessel  expense (3)      $2,533    $4,462    ($1,929)

 Average number of vessels for the
  period                                       2         2          -
  Number of  TCE revenue days                182       182          -

  Total Vessel Operating Income          $19,331    $1,830    $17,501
                                      =========== ========= ==========


 BREAKDOWN BY FLEET
 ------------------
 In thousands, except daily rates
 & expenses, number of vessels and
 operating days
                                       For The Six Months
                                          Ended June 30,        Net
  CRUDE FLEET:                           2003       2002      Change
                                      ---------- ---------- ----------
 Suezmaxes:
  TCE revenue                           $58,383    $17,671    $40,712
                                      ---------- ---------- ----------
  Vessel expenses                         5,786      4,515      1,271
  Charter hire expense                    8,951      7,922      1,029
  Depreciation and amortization           6,571      4,263      2,308
                                      ---------- ---------- ----------
  Vessel Operating Income               $37,075       $971    $36,104
                                      ========== ========== ==========

  Average daily TCE (Spot)              $41,732    $16,330    $25,402
  Average daily  vessel  expense (3)     $5,328     $5,119       $209

 Average number of vessels for the
  period * (1), (2)                           8          6          2
  Number of  TCE revenue days  (Spot)     1,406      1,082        324

 ULCC:
  TCE revenue                            $2,050      ($453)    $2,503
                                      ---------- ---------- ----------
  Vessel expenses                           813      1,184       (371)
  Depreciation and amortization           1,006        999          7
                                      ---------- ---------- ----------
  Vessel Operating (Loss) Income           $231    ($2,636)    $2,867
                                      ========== ========== ==========

  Average daily TCE                     $11,323    ($2,504)   $13,827
  Average daily  vessel  expense  (3)    $4,492     $6,541    ($2,049)

 Average number of vessels for the
  period                                      1          1          -
  Number of  TCE revenue days               181        181          -

  Panamaxes:
  TCE revenue                           $11,150     $6,321     $4,829
                                      ---------- ---------- ----------
  Vessel expenses                         3,494      3,622       (128)
  Depreciation and amortization           2,869      2,429        440
                                      ---------- ---------- ----------
  Vessel Operating Income                $4,787       $270     $4,517
                                      ========== ========== ==========

  Average daily TCE                     $21,545    $12,250     $9,295
  Average daily  vessel  expense  (3)    $6,435     $6,670      ($235)

 Average number of vessels for the
  period                                      3          3          -
  Number of  TCE revenue days               517        516          1

 Handysize Crude Oil Carriers-on time
  charter:
  TCE revenue                            $5,878     $5,830        $48
                                      ---------- ---------- ----------
  Vessel expenses                         1,078      1,195       (117)
  Depreciation and amortization           1,428      1,427          1
                                      ---------- ---------- ----------
  Vessel Operating Income                $3,372     $3,208       $164
                                      ========== ========== ==========

  Average daily TCE                     $16,218    $16,106       $112
  Average daily  vessel  expense (3)     $2,978     $3,301      ($323)

 Average number of vessels for the
  period                                      2          2          -
  Number of  TCE revenue days               362        362          -

  Total Vessel Operating Income         $45,465     $1,813    $43,652
                                      ========== ========== ==========

* includes two vessels chartered -in during the periods shown.

(1) In September and October 2002, two Suezmax newbuildings were delivered.
(2) In June 2002, a Suezmax vessel previously chartered-in was purchased, and sold in a sale leaseback transaction. The vessel was chartered-in as an operating lease.
(3) Vessel expenses fluctuate based on the timing of Stores and Maintenance and repair expenses when comparing quarters and six month periods comparatively.

    Clean Fleet- Vessel Operating Income increased $5,496,000 for the three months and $9,580,000 for the six months ended June 30, 2003 over the comparable three and six months ended June 30, 2002. The increase in Vessel Operating Income for the 2003 second quarter and six month period was attributable to the increases for both vessels operating in the spot market and for the product carriers operating on time charters (including the increase in profit sharing earned by two vessels in both 2003 periods over the 2002 periods).


 BREAKDOWN BY FLEET
 ------------------
 In thousands, except daily rates & expenses, number of vessels and operating days

                                      For The Three Months
                                          Ended June 30,      Net
  CLEAN FLEET:                           2003      2002      Change
                                      ---------- --------- ---------
 Spot:
  TCE revenue                            $5,185    $4,514      $671
                                      ---------- --------- ---------
  Vessel expenses                         1,854     2,776      (922)
  Charter hire expense                        -         -         -
  Depreciation and amortization           1,147     1,470      (323)
                                      ---------- --------- ---------
  Vessel Operating Income                $2,184      $268     1,916
                                      ========== ========= =========

  Average daily TCE                     $13,449    $8,826    $4,623
  Average daily  vessel expense  (1)     $4,383    $5,084     ($701)

 Average number of vessels for the
  period (2),(3) *                          4.0       6.0      (2.0)
  Number of  TCE revenue days               390       511      (121)

 Time Charters:
 TCE Revenue   (4)                      $25,755   $19,878    $5,877
                                      ---------- --------- ---------
  Vessel expenses                         6,175     5,941       234
  Charter hire expense                    1,253         -     1,253
  Depreciation and amortization           5,116     4,306       810
                                      ---------- --------- ---------
  Vessel Operating Income               $13,211    $9,631    $3,580
                                      ========== ========= =========

 Average daily TCE   (4)                $15,159   $14,563      $596
  Average daily  vessel expense (1)      $3,840    $4,352     ($512)

 Average number of vessels for the
  period   (5)*                            18.6      15.0       3.6
  Number of  TCE revenue days             1,695     1,365       330

  Total Vessel Operating Income         $15,395    $9,899    $5,496
                                      ========== ========= =========


 BREAKDOWN BY FLEET
 ------------------
 In thousands, except daily rates &
  expenses, number of vessels and
  operating days

                                       For The Six Months
                                         Ended June 30,        Net
  CLEAN FLEET:                           2003      2002      Change
                                      ---------- --------- ----------
 Spot:
  TCE revenue                           $13,390    $9,303     $4,087
                                      ---------- --------- ----------
  Vessel expenses                         4,796     5,734       (938)
  Charter hire expense                    1,242         -      1,242
  Depreciation and amortization           2,755     3,123       (368)
                                      ---------- --------- ----------
  Vessel Operating Income                $4,597      $446     $4,151
                                      ========== ========= ==========

  Average daily TCE                     $13,336    $8,270     $5,066
  Average daily  vessel expense  (1)     $4,980    $4,947        $33

 Average number of vessels for the
  period (2),(3) *                          5.8       6.5       (0.7)
  Number of  TCE revenue days             1,010     1,124       (114)

 Time Charters:
 TCE Revenue   (4)                      $46,962   $37,693     $9,269
                                      ---------- --------- ----------
  Vessel expenses                        12,291    11,096      1,195
  Charter hire expense                    1,253         -      1,253
  Depreciation and amortization           9,615     8,223      1,392
                                      ---------- --------- ----------
  Vessel Operating Income               $23,803   $18,374     $5,429
                                      ========== ========= ==========

 Average daily TCE   (4)                $15,159   $14,723       $436
  Average daily  vessel expense (1)      $4,086    $4,336      ($250)

 Average number of vessels for the
  period   (5)*                            17.1      14.1        3.0
  Number of  TCE revenue days             3,005     2,559        446

  Total Vessel Operating Income         $28,400   $18,820     $9,580
                                      ========== ========= ==========

* includes one vessel chartered -in vessel. The vessel operated in the spot market from October 2002 (delivery date) until March 2003 and then went on time charter.
(1) Vessel expenses fluctuate based on the timing of Stores and Maintenance and repair expenses when comparing quarters and six month periods comparatively.
(2) During the second quarter of 2003 two vessels were sold. During the second quarter 2002 one vessel was sold.
(3) A vessel was chartered-in during October 2002 for a one year period.
(4) During the second quarter 2003, OMI recognized profit sharing of approximately $1,378,000 compared to $880,000 for the second quarter 2002. During the six months ended June 30, 2003, OMI recognized profit sharing of approximately $2,833,000 compared to $2,171,000 for the same period in 2002.
(5) In January, March and April 2003, two handymax and one Panamax product carriers were acquired. In January and March 2002, two handymax product carriers and one handysize product carrier were acquired.

    Loss on disposal of assets- The June 30, 2003 YTD net income of $51,168,000 includes a loss of $3,215,000 resulting from the disposal of two 1984 built product carriers in the second quarter. Net income of $2,209,000 for the YTD ended June 30, 2002, includes a net loss of $289,000 primarily from the sale of a 1988 product carrier in April 2002.

    FORWARD LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements include, without limitation: estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards and secondhand purchasers will be delivered by the sellers to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimates of capital requirements and the sources of the funding; statements regarding financial hedges and their affects.
    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing.
    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

    CONFERENCE CALL

    OMI Corporation will hold an earnings presentation on Wednesday, July 23, 2003 at 2:00 p.m. The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com. A replay of the call will be available at 5:00 p.m. on July 23, 2003 at (888) 203-1112 for North America and (719) 457-0820 for International callers (Pass code 550343).


    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789